As filed with the Securities and Exchange Commission on March 14, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The AZEK Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	90-1017663
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1330 W Fulton Street, Suite 350 Chicago, IL	60607
(Address of Principal Executive Offices)	(Zip Code)

2021 Employee Stock Purchase Plan of The AZEK Company Inc.

(Full Title of Plans)

Jesse Singh

Chief Executive Officer

The AZEK Company Inc.

1330 W Fulton Street #350

Chicago, IL 60607

(877) 275-2935

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John L. Savva Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, CA 94303 (650) 461-5600	Paul Kardish Chief Legal Officer The AZEK Company Inc. 1330 W Fulton Street #350 Chicago, IL 60607 (877) 275-2935

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The documents containing information specified by Part I of Form S-8 will be sent or given to participants in the 2021 Employee Stock Purchase Plan of The AZEK Company Inc. (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents that The AZEK Company Inc. (the “Company”) has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:

•

The Company’s Annual Report on Form 10-K filed with the Commission on November 23, 2021 pursuant to Section 13 and 15(d) of the Exchange Act (including the information incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on January 24, 2022), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

•	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2021; and

•

The description of the Company’s common stock incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed with the Commission on November 23, 2021 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with the rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors and officers, and may indemnify and advance expenses to our employees and other agents, to the fullest extent permitted by Delaware law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our certificate of incorporation and bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification and advancement of expenses required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of, and the advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification or advancement by any director or officer.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of The AZEK Company Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, filed March 9, 2022)

4.2	Amended and Restated Bylaws of The AZEK Company Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K, filed March 9, 2022)

5.1	Opinion of Sullivan & Cromwell LLP*

10.1	2021 Employee Stock Purchase Plan of The AZEK Company Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed March 9, 2022)

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (set forth on signature page)*

107	Filing Fee Table*

*	Filed herewith.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois on March 14, 2022.

The AZEK Company Inc.

By:	/s/ Jesse Singh
Name:	Jesse Singh
Title:	Chief Executive Officer and President

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jesse Singh and Peter Clifford, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Jesse Singh	Chief Executive Officer, President and Director	March 14, 2022
Jesse Singh

/s/ Peter Clifford	Senior Vice President and Chief Financial Officer	March 14, 2022
Peter Clifford

/s/ Gregory Jorgensen	Vice President and Chief Accounting Officer	March 14, 2022
Gregory Jorgensen

/s/ Gary Hendrickson	Chairman of the Board of Directors	March 14, 2022
Gary Hendrickson

/s/ Sallie B. Bailey	Director	March 14, 2022
Sallie B. Bailey

/s/ Fumbi Chima	Director	March 14, 2022
Fumbi Chima

/s/ Howard Heckes	Director	March 14, 2022
Howard Heckes

/s/ Natasha Li	Director	March 14, 2022
Natasha Li

/s/ Vernon J. Nagel	Director	March 14, 2022
Vernon J. Nagel

/s/ Ashfaq Qadri	Director	March 14, 2022
Ashfaq Qadri

/s/ Bennett Rosenthal	Director	March 14, 2022
Bennett Rosenthal

/s/ Brian Spaly	Director	March 14, 2022
Brian Spaly